Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named in the Registration Statement on Form F-1 (the “Registration Statement”) of FirstCaribbean International Bank Limited (the “Company”), and in all subsequent amendments, including post-effective amendments, or supplements to the Registration Statement (including the prospectus contained therein and the filing of this consent as an exhibit to the Registration Statement), as a director nominee of the Company, with my election becoming effective upon the completion of the offering contemplated therein.

Dated:   March 23, 2018

/s/ Gregory P. Wilson
Gregory P. Wilson
Director Nominee